Exhibit 99.1

For Immediate Release	Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com

Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com Raphael Gross (203) 682-8200 rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter 2009 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—February 19, 2010—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its fourth quarter ended December 27, 2009.

Highlights for the fourth quarter of 2009 compared to the fourth quarter of 2008 were as follows:

•	Total revenue decreased 9.9% to $87.4 million compared to $96.9 million in the fourth quarter of 2008.
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Net loss of $2.7 million, or $0.11 per diluted share, compared to net loss of $60.7 million or $2.59 per diluted share in the fourth quarter of 2008. Excluding charges in both periods and on a tax adjusted basis, net income was $0.11 per diluted share in the fourth quarter of 2009 compared to $0.04 per diluted share in the fourth quarter of 2008. (See attached reconciliation).

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased 11.2%. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 2.5%.
•	Food and beverage costs, as a percentage of restaurant sales, decreased 340 basis points to 29.1%, which was primarily driven by favorable beef costs.
•	Restaurant operating expenses, as a percentage of restaurant sales, increased 70 basis points to 52.7%, as a result of the effect of fixed costs related to lower sales volumes.
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General and administrative expenses increased by $1.6 million to $7.3 million compared to $5.7 million in the fourth quarter of 2008. The increase was driven by an additional $1.5 million in incentive compensation.

•	Depreciation and amortization expenses, as a percentage of total revenues, increased 20 basis points to 4.7%.
•	Interest expense decreased by $1.7 million to $1.7 million in the fourth quarter of 2009.
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At the end of the fourth quarter of 2009, the Company had $125.5 million in debt outstanding under its senior credit agreement. This represents a reduction of $34.8 million from December 28, 2008, including a $23.0 million pay down during the quarter.

Michael P. O’Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “During the fourth quarter, relatively stable comparable restaurant sales and continued expense control allowed us to generate positive earnings per diluted share compared to last year’s fourth quarter, excluding certain charges. We continued to benefit from favorable beef costs, sustainable cost-savings, and a year-over-year reduction in interest expense due to lower debt levels. To that point, we made significant progress reducing our outstanding debt in 2009, and will further improve our position with funds generated by the recently completed rights offering and subsequent investment by Bruckmann, Rosser, Sherrill & Co.”

O’Donnell continued, “Over the past 18 months, our priorities have centered on expense management and balance sheet improvement and given our recent progress, we are now focused on reenergizing sales. Ultimately, we have two great brands in our portfolio, experienced management in place, and with some stability in the economy, we look forward to continuing our progress in 2010.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, decreased 9.9% to $87.4 million in the fourth quarter of 2009 compared to $96.9 million in the fourth quarter of 2008.

Company-owned restaurant sales declined 10.5% to $83.8 million for the fourth quarter of 2009 from $93.5 million in the same quarter last year. Total operating weeks decreased 1.8% to 1,118 from 1,138.

Average weekly sales for Ruth’s Chris Steak House were $79.2 thousand in the fourth quarter of 2009 compared to $88.2 thousand in the fourth quarter of 2008. Average weekly sales at Mitchell’s Fish Market were $63.9 thousand compared to $65.5 thousand in the prior year fourth quarter.

For the fourth quarter of 2009, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 11.2%, which consisted of an average check decrease of 2.5% and an entrée reduction of 8.9%, offset by product mix shifts. Company-owned comparable restaurant sales at Mitchell’s Fish Market decreased 2.5%, which consisted of an average check decrease of 3.4% and an entrée increase of 0.9%.

Franchise income was $3.0 million in both periods. Blended comparable franchise-owned restaurant sales decreased 7.2%.

Operating loss was $4.3 million in the fourth quarter of 2009 and $82.1 million in the prior year fourth quarter.

Net loss was $2.7 million in the fourth quarter of 2009, or $0.11 per diluted share, compared to a net loss of $60.7 million, or $2.59 per diluted share, in the fourth quarter of 2008.

Net loss for the fourth quarter of 2009 included $8.3 million in non-cash impairment costs, a $0.8 million loss on the sale of the Company’s corporate headquarters, $0.4 million in severance costs, and a recovery of $0.4 million on a previously written down lease. Excluding these charges, on a tax adjusted basis, net income for the fourth quarter of 2009 was $2.5 million, or $0.11 per diluted share.

Net loss for the fourth quarter of 2008 included $90.2 million in non-cash impairments and restructuring costs, including severance. Additionally, the Company recorded a $0.9 million charge for a mark to market adjustment related to the interest rate swap agreements, and a net of tax benefit of $0.5 million for discontinued operations. Excluding these charges, on a tax adjusted basis, net income for the fourth quarter of 2008 was $0.8 million, or $0.04 per diluted share.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is providing the following outlook for 2010:

•	Cost of goods sold of 29% to 30% of restaurant sales
•	General and administrative expenses of $22 million to $24 million
•	Effective tax rate of 20% to 25%
•	One Company-owned Mitchell’s Fish Market opening
•	One to three franchised Ruth’s Chris Steak House openings
•	Capital expenditures of $7 million to $8 million

Conference Call

The Company will host a conference call to discuss fourth quarter 2009 financial results today at 8:30 AM Eastern Standard Time. Hosting the call will be Mike O’Donnell, President and Chief Executive Officer, and Bob Vincent, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-297-8935 or for international callers by dialing 719-325-2115. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 6252504. The replay will be available until February 26, 2010. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Condensed Consolidated Income Statements - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	December 28, 2008	December 27, 2009	December 28, 2008	December 27, 2009
Revenues:
Restaurant sales	$93,544	$83,763	$377,424	$330,533
Franchise income	3,002	3,008	12,703	10,533
Other operating income	397	603	3,520	3,564

Total revenues	96,943	87,374	393,647	344,630
Costs and expenses:
Food and beverage costs	30,383	24,396	122,292	96,934
Restaurant operating expenses	48,651	44,158	188,608	176,995
Marketing and advertising	3,016	2,783	13,939	11,697
General and administrative costs	5,740	7,309	28,994	23,777
Depreciation and amortization expenses	4,425	4,124	16,706	16,499
Pre-opening costs	418	-	2,869	16
Loss on impairment	77,051	8,348	77,051	8,634
Restructuring expenses	8,926	(379)	8,926	40
Loss on the disposal of property and equipment, net	406	943	508	1,963

Operating income (loss)	(82,073)	(4,308)	(66,246)	8,075
Other income (expense):
Interest expense	(3,433)	(1,694)	(10,334)	(7,754)
Other	105	172	868	532

Income (loss) from continuing operations before income tax (benefit)	(85,401)	(5,830)	(75,712)	853
Income tax expense (benefit)	(29,759)	(1,350)	(27,203)	(147)

Income (loss) from continuing operations	(55,642)	(4,480)	(48,509)	1,000
Discontinued operations, net of income tax benefit	5,009	(1,783)	5,374	(1,419)

Net income (loss)	$(60,651)	$(2,697)	$(53,883)	$2,419

Basic earnings (loss) per share:
Continuing operations	$(2.38)	$(0.19)	$(2.08)	$0.04
Discontinued operations	(0.21)	0.08	(0.23)	0.06

Basic earnings (loss) per share	$(2.59)	$(0.11)	$(2.31)	$0.10

Diluted earnings (loss) per share:
Continuing operations	$(2.38)	$(0.19)	$(2.08)	$0.04
Discontinued operations	(0.21)	0.08	(0.23)	0.06

Diluted earnings (loss) per share	$(2.59)	$(0.11)	$(2.31)	$0.10

Shares used in computing net income (loss) per common share:
Basic	23,404,509	23,606,943	23,307,198	23,566,358

Diluted	23,404,509	23,606,943	23,307,198	23,733,260

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data - Unaudited

(dollar amounts in thousands)

	December 28, 2008	December 27, 2009
Cash and cash equivalents	$3,876	$1,681
Total assets	293,519	254,415
Long-term debt	160,250	125,500
Total shareholders’ equity	37,143	41,765

Reconciliation of Non-GAAP Financial Measures

(unaudited - dollar amounts in thousands, except share and per share data)

	13 Weeks Ending December 28, 2008	13 Weeks Ending December 27, 2009
Net loss, as reported	$(60,651)	$(2,697)
Discontinued operations tax benefit	(454)	(2,078)
Continuing operations tax benefit	(29,759)	(1,350)

Loss before income tax benefit	(90,864)	(6,125)
Loss on impairment	81,273	8,348
Restructuring (1)	8,926	(379)
Loss on sale of headquarters	-	837
Severance	-	415
Discontinued operations lease obligation	963	274
Non-cash (gain) loss on interest rate swap	947	(242)

Total pre-tax adjustments	92,109	9,253
Adjusted income before income tax expense	1,245	3,128
Adjusted income tax expense (2)	413	607

Non-GAAP adjusted net income	$832	$2,521

Non-GAAP adjusted diluted earnings per share	$0.04	$0.11

(1) 2008 includes $2,249 severance

(2) 33.2% income tax rate - 2008; 19.4% income tax rate - 2009